Exhibit 99.1

Pacific Biosciences Announces Planned Retirement of CEO, Dr. Michael Hunkapiller

Dr. Hunkapiller to retire by the end of 2020

Susan K. Barnes, CFO to retire in August 2020

MENLO PARK, California, June 10, 2020 (GLOBE NEWSWIRE) – Pacific Biosciences of California, Inc. (NASDAQ: PACB), a leading provider of high-quality sequencing of genomes, transcriptomes and epigenomes, today announced that Michael Hunkapiller, Ph.D. is retiring as Chief Executive Officer and President by the end of the year. Dr. Hunkapiller plans to remain on the Board of Directors.

The company also announced that Susan K. Barnes plans to retire and will be leaving the company in August 2020.  Ms. Barnes will continue in her role as Executive Vice President and Chief Financial Officer until that time.

The company has active searches under way for both the new CEO and CFO.

“Mike’s leadership at Pacific Biosciences has been essential to the development of the company’s revolutionary long-read sequencing technology and the Board thanks Mike for his contributions over the past 8 years as CEO of Pacific Biosciences,” said Christian Henry, Chairman of the Board. “The Board will be looking for a new Chief Executive Officer who has a track record of significant commercial success and can balance our commitment to scientific and engineering innovation with our increasing commercial opportunity.”  Mr. Henry added, “We would also like to thank Susan, who has been with the company for more than 10 years, for her leadership and significant contributions.”

“Over the past eight years, we have advanced our sequencing technology further than many imagined and I’m proud to say that our systems based on SMRT® technology are industry-leading and routinely used in many of the top research centers in the world. I thank all of our employees and customers who have worked so hard to make us the clear leader in long-read sequencing,” said Dr. Hunkapiller.  “I wanted to announce my planned retirement as early as possible in order to ensure a smooth transition.  As a Board member, I look forward to supporting the new CEO and contributing to the success of the company in any way I can to ensure the company reaches its technological and commercial potential.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (Nasdaq: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements
All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to market leadership, uses, accuracy, quality or performance of, or benefits of using, our products or technologies, including SMRT technology, the suitability or utility of our methods, products or technologies for particular applications or projects, the search for a new Chief Executive Officer and Chief Financial Officer, the ability of the Company to be successful in reaching its technological and commercial potential, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific

Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Media: Colin Sanford 203.918.4347
colin@bioscribe.com

Investors: Trevin Rard 650.521.8450
ir@pacificbiosciences.com